Exhibit 4.7

PERFORMANCE SHARES AGREEMENT

PURSUANT TO

THE 2010 EQUITY AND INCENTIVE PLAN OF

HAWAIIAN ELECTRIC INDUSTRIES, INC.

This Performance Shares Agreement (“Agreement”) is made and entered into as of [Date] (the “Date of Grant”), by and between Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), and [Name] (the “Employee”).  Capitalized terms not defined herein shall have the meanings assigned to them in the 2010 Equity and Incentive Plan of Hawaiian Electric Industries, Inc., as amended (the “Plan”).

WHEREAS, the Compensation Committee of the Company’s Board of Directors or a subcommittee thereof (hereinafter referred to as the “Committee”), appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant to the Employee performance shares pursuant to the Plan as an inducement to the Employee to remain in the service of the Company or its Subsidiary and as a long-term incentive for sustained high levels of performance for the Company and its Subsidiaries; and

WHEREAS, the Committee has instructed the Company to issue said performance shares, as authorized under the Plan, pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.                                       Number of Shares; Escrow.  The Company hereby grants to the Employee [number of shares] performance shares of Common Stock (the “Performance Shares”), subject to all of the terms and conditions of this Agreement and the Plan.  Subject to Section 5 hereof, such Performance Shares shall be evidenced by stock certificates, which certificates shall be registered in the name of the Employee and shall bear the restrictive legends described in Section 6 hereof.  The stock certificates representing the Performance Shares shall be endorsed in blank and deposited by Employee with the Secretary of the Company and shall be held in escrow by the Secretary as escrow holder until the restrictions on such shares shall have been satisfied or lapsed.  The Employee shall also deposit with the Secretary as escrow holder any stock, securities or other property which the Employee is entitled to receive with respect to the Performance Shares granted to Employee by reason of any of the events described in Section 3 (other than cash dividends received), and such stock, securities and other property will be subject to the same restrictions imposed on the Performance Shares until the lapse of such restrictions in accordance with this Agreement.

2.                                       Lapse of Restrictions.  Subject to Section 4 below, the restrictions on transfer set forth in Section 6 hereof shall lapse in accordance with the schedule attached hereto as Exhibit A.  Upon each lapse of restrictions relating to the Performance Shares, the Company shall issue to the Employee (or the Employee’s beneficiary designated on the form attached hereto as Exhibit B, as the case may be), net of any withholding for taxes in accordance with Section 10 below, a stock certificate representing one share of Common Stock, free of the restrictive legend described in Section 6 hereof, in exchange for each Performance Share with respect to which such restrictions have lapsed.  The Employee shall provide any signatures and instruments of transfer with respect to the certificates held in escrow by the Secretary to permit cancellation of such legended certificates prior to the issuance by the Company of unlegended certificates representing shares as to which restrictions have lapsed.  If, notwithstanding the escrow requirement described above, certificates representing such Performance Shares shall have theretofore been delivered to the Employee, the stock certificate representing such Performance Shares shall be returned to the Company, complete with any necessary signatures or instruments of transfer, prior to the issuance by the Company of such unlegended certificate representing unrestricted shares of Common Stock.

3.                                       Adjustments and Modifications.  In the event of a Change in Capitalization, an appropriate and proportionate equitable adjustment shall be made in accordance with Section 6 of the Plan in the number and kind of Performance Shares subject to this Agreement.  The Company will make cash payments in lieu of any fractional shares.  This Agreement may also be modified, in the discretion of the Committee, both with regard to the Vesting Schedule attached as Exhibit A hereto and termination, by leaves of absence, changes from full to part time employment, partial disability or other changes in Employee’s status.

4.                                       Termination of Service.

(a)                                  If the Employee’s employment or service with the Company or any Subsidiary is terminated for any reason (including, but not limited to, voluntary termination by Employee or termination without Cause (including, but not limited to, termination due to elimination of Employee’s position)) other than death, Disability or Retirement, the Employee shall forfeit any or all of the Performance Shares for which the restrictions on transfer set forth in Section 6 hereof and Exhibit A hereto and Section 10 of the Plan have not yet lapsed (the “Unvested Shares”).

(b)                                 If the Employee’s employment or service with the Company or any subsidiary is terminated by reason of death, Disability or Retirement, then (i) restrictions on transfer based on Performance Goals shall lapse based on actual performance during the full performance period and (ii) restrictions based on lapse of time shall be deemed to have lapsed pro rata based on a ratio in which the numerator is the number of completed months of the remaining restrictions that have elapsed from the Date of Grant to the date of termination and the denominator is the total number of months of the remaining restrictions from the Date of Grant to the date the restrictions lapse in accordance with Exhibit A hereto and the Employee shall be entitled to receive an unlegended certificate representing the number of shares of Common Stock, if any, as to which restrictions shall have been satisfied and lapsed, and the Employee shall forfeit all remaining Unvested Shares.  As used in this Agreement, a “month” is a calendar month, and a “completed month” requires employment or service from the first day through the last day of the month.  However, in that calendar month in which the Performance Shares are granted, a completed month only requires employment or service from the Date of Grant through the last day of that month.

(c)                                  Except as provided in Sections 4(a) and 4(b) hereof, the restrictions on transfer of Unvested Shares shall otherwise terminate in accordance with the schedule for the lapse of the restrictions on transfer set forth in Exhibit A hereto.

5.                                       Transfer of the Unvested Shares upon Forfeiture.  The Employee hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to take such steps as may be necessary to cause the transfer to the Company of the Unvested Shares that have been forfeited by the Employee.

6.                                       Legend on Certificates.  The Employee agrees that any certificates issued for Performance Shares (including shares received as a result of stock dividends, stock splits or other forms of recapitalization) prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend (in addition to any other legend or legends required under applicable federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF FORFEITURE (THE “RESTRICTIONS”) AS SET FORTH IN THE 2010 EQUITY AND INCENTIVE PLAN OF HAWAIIAN ELECTRIC INDUSTRIES, INC. AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND HAWAIIAN ELECTRIC INDUSTRIES, INC., COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.  ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, ALIENATION, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT.

7.                                       Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, facsimile or first class mail and shall be deemed to have been duly given upon hand delivery, or three days after mailing or 24 hours after transmission by facsimile.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to the Employee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 7, either party may hereafter designate a different address for notices to be given to such party.  Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 7.

8.                                       Rights as a Stockholder.  Subject to the restrictions set forth in the Plan and this Agreement, the Employee shall possess all incidents of ownership with respect to the Performance Shares, including the right to receive dividends with respect to such Performance Shares and to vote such Performance Shares.  With respect to Performance Shares that are still subject to the restrictions set forth in Section 6 hereof, property that the Employee is entitled to receive with respect to such Performance Shares by reason of an event described in Section 3 herein (other than cash dividends received) shall be subject to the restrictions imposed on such Performance Shares.

9.                                       Protections Against Violations of Agreement.  No purported sale, assignment, mortgage, hypothecation, alienation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Performance Shares by any holder thereof in violation of the provisions of this Agreement or the Plan will be valid, and the Company will not transfer any of such Performance Shares on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

10.                                 Taxes.  The Employee shall pay to the Company promptly upon request, and in any event at the time the Employee recognizes taxable income with respect to the Performance Shares (or, if the Employee makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with such grant), an amount of taxes the Company determines is the statutory minimum it is required to withhold under applicable tax laws with respect to the Performance Shares.  The Employee may satisfy the foregoing requirement by making a payment to the Company in cash or, with the consent of the Company, by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the minimum amount of tax required to be withheld.  The Company may also withhold such amount from the Employee’s cash compensation or the shares of unrestricted Common Stock otherwise deliverable to the Employee.  Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined.  Fractional share amounts shall be settled in cash.  The Employee shall promptly notify the Company of any election made pursuant to section 83(b) of the Code.  A form of such election is attached hereto as Exhibit C.

THE EMPLOYEE ACKNOWLEDGES THAT IT IS THE EMPLOYEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE EMPLOYEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE EMPLOYEE’S BEHALF.

11.                                 Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12.                                 Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Hawaii without regard to its principles of conflict of laws.

13.                                 Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Performance Shares and this Agreement shall be subject to all terms and conditions of the Plan.

14.                                 Entire Agreement; Relationship to the Plan.  This Agreement and the Plan set forth the sole entire agreement and understanding between the parties as to the subject matter hereof, and merge with and supersede all prior and contemporaneous discussions, agreements and understandings of every and any nature between them with respect to the subject matter hereof.  Except to the extent provided in Section 3 or 17 hereof, and except to the extent that provisions hereof are by their terms subject to any subsequent amendment of the Plan, this Agreement may not be changed or modified, except by agreement in writing, signed by the Company and the Employee.  In the event of any conflict or inconsistency between this Agreement and the Plan as written on the Date of Grant, the Plan shall govern.

15.                                 Survival of Terms.  This Agreement shall apply to and bind the Employee, the Employee’s heirs, legatees, executors and administrators, the Company and the Company’s legal successors.

16.                                 Agreement Not a Contract for Services.  Neither the Plan, the granting of the Performance Shares, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Employee has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate of the Company for any period of time or at any specific rate of compensation, or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to discharge the Employee at any time for any reason whatsoever, with or without Cause.

17.                                 Authority of the Committee.  The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement.  The determination of the Committee as to any such matter of interpretation or construction, including as to any adjustment or related matter under Section 3 or any matter under Section 4, shall be final, binding and conclusive.

18.                                 Representations.  The Employee has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement.  The Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Employee understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

19.                                 Acceptance.  The Employee hereby acknowledges receipt of a copy of the Plan and this Agreement.  The Employee has read and understands the terms and provisions thereof, and accepts the Performance Shares subject to all the terms and conditions of the Plan and this Agreement.  The Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the plan and this Agreement.

20.                                 Execution of Agreement; Committee Action.  No certificates representing Performance Shares of Common Stock shall be issued to Employee until this Agreement shall have been signed by an officer of the Company and by the Chair or other member of the Committee, such execution on behalf of the Committee to signify that this Agreement, the award of Performance Shares made hereby and the conditions upon which the restrictions on the Performance Shares shall lapse or be satisfied, have been approved by the Committee either at a meeting of the Committee or by the unanimous written consent of its members.

21.                                 Severability.  If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; provided, however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan and to avoid any such finding of invalidity, illegality or unenforceability.

22.                                 Headings.  Headings in this Agreement are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any Section hereof.

23.                                 No Limit on Other Arrangements.

(a)                                  Nothing contained in this Agreement shall be construed to prevent the Company or any Subsidiary thereof from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of any type of equity-based award (subject to stockholder approval if such approval is required).

(b)                                 Nothing contained in this Agreement shall be construed to prevent the Company or any Subsidiary thereof from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Performance Shares granted under this Agreement.  No employee, beneficiary or other person shall have any claim against the Company or any subsidiary thereof as a result of any such action.

24.                                 Signature in Counterparts.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Date of Grant.

HAWAIIAN ELECTRIC INDUSTRIES, INC.		EMPLOYEE

By:
	Chair or Member of the Compensation Committee	Employee’s Name: [Name]

Employee’s Social Security Number: [SSN]
By:
	Senior Vice President, General Counsel, Secretary & Chief Administrative Officer	Employee’s Address:

Exhibit A

VESTING SCHEDULE

Subject to Sections 10 and 12 of the Plan and Section 4 of the Agreement to which this Exhibit A is attached, the restrictions on transfer set forth in Section 6 hereof and Section 10 of the Plan shall lapse if:

Employee is continually employed by HEI or its Subsidiaries from the date of the Agreement to which this Exhibit A is attached through the [Date]; and

The following Performance Goals are met:  [PERFORMANCE GOALS]

Exhibit B

BENEFICIARY DESIGNATION

This beneficiary designation is made in accordance with the Agreement to which this Exhibit B is attached, the Employee hereby makes an:

☐  INITIAL DESIGNATION OF BENEFICIARY

OR

☐  REVISED DESIGNATION OF BENEFICIARY

I hereby direct that, in the event of my death prior to delivery of the stock certificates contemplated to be delivered by the Agreement to which this Beneficiary Designation is attached, such stock certificates be issued in the name of and be delivered to, and any cash amounts payable in accordance with the Agreement be paid to:

Name	Relationship

Address

Social Security No.	Date of Birth

This beneficiary designation revokes any and all other beneficiary designations under the Agreement made prior to the date of this designation.

By signing below, I acknowledge that I have read and understood the foregoing.

Signed by	Date
Employee

Receipt acknowledged

Hawaiian Electric Industries, Inc.

By	Date

Exhibit C

ELECTION UNDER SECTION 83(b) OF THE

INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.                                       The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER:

ADDRESS:

IDENTIFICATION OR SOCIAL SECURITY NO. OF TAXPAYER:

TAXABLE YEAR:

2.                                       The property with respect to which the election is made is described as follows:                shares (the “Shares”) of the Common Stock of Hawaiian Electric Industries, Inc. (the “Company”).

3.                                       The date on which the property was transferred is:                                , 20      .

4.                                       The property is subject to the following restrictions:

The Shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company.  These restrictions lapse upon the satisfaction of certain conditions in such agreement.

5.                                       The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is:  $                 .

6.                                       The amount (if any) paid for such property is:  $                             .

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property.  The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner of Internal Revenue.

Taxpayer:	Dated: